EXHIBIT 5

                  [KENNEDY, BARIS & LUNDY, L.L.P. LETTERHEAD]
                                  June 10, 2004

Board of Directors
CN Bancorp, Inc.
74010 Ritchie Highway
Glen Burnie, Maryland  21601

         Re:  Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to CN Bancorp, Inc. (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the sale of up to 200,000 shares of the Company's common stock, $10.00 par value, pursuant to the Company's Stock Option Plan (the "Plan"), as set forth in the registration statement (the "Shares").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold pursuant to the Plan and in the manner and to the extent set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and the reference to our Firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                         Sincerely,



                                         /s/ Kennedy, Baris & Lundy, L.L.P.